                                                                      EXHIBIT 99


                                                                 [WILLIAMS LOGO]

NEWSRELEASE

NYSE: WMB                                           Leading Energy SOLUTIONS(SM)
--------------------------------------------------------------------------------

DATE:             Dec. 31, 2002

CONTACT:          Kelly Swan                       Travis Campbell                  Richard George
                  Williams (media relations)       Williams (investor relations)    Williams (investor relations)
                  (918) 573-6932                   (918) 573-2944                   (918) 573-3679
                  kelly.swan@williams.com          travis.campbell@williams.com     richard.george@williams.com


                    WILLIAMS CLOSES AGREEMENT WITH CALIFORNIA

           TULSA, Okla. - Williams (NYSE:WMB) announced today that it has closed its settlement with the state of California.

           The settlement resolves most of Williams' outstanding litigation and civil claims related to natural gas and power markets with the states of California, Oregon and Washington. It also restructures Williams' energy contracts with California.

           Under the terms of the settlement, the restructured energy contracts may be assigned to California utilities at some point in the future.

           "This agreement removes significant uncertainty from our company and preserves substantial value in our California energy contracts," said Steve Malcolm, Williams' chairman, president and chief executive officer. "This is a practical solution for an important customer like California and improves Williams' opportunity for selling or doing a joint venture for this part of our business. The agreement is an important step toward our goal of reducing the financial risk and liquidity requirements related to our energy marketing and risk management business."

           In addition to the states of California, Oregon and Washington, private class-action plaintiffs joined the agreement as expected. While the settlement is now effective with the states, various court orders must be obtained to finalize the settlement with the private class-action plaintiffs.

           A provision in the settlement dealing with the refund proceeding was approved yesterday by the Federal Energy Regulatory Commission.

         Malcolm added, "This has been one of the most difficult years in Williams' history. Ending the year with a finalized, favorable agreement with California is a major achievement for our company. This agreement, combined with significant financial progress, provides momentum for us to move forward in 2003. We will continue to focus on strengthening our finances and concentrating our business around finding, producing, gathering, processing and transporting natural gas."

ABOUT WILLIAMS (NYSE: WMB)

Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Based in Tulsa, Okla., Williams' operations span the energy value chain from wellhead to burner tip. Company information is available at www.williams.com.

                                       ###

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.